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                          CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement on Form S-8 (Amended and Restated Employee Savings Plan of Pegasus Gold Corporation, File #33-98968) and Form S-3 ($150,000,000 Shelf Registration,
File #33-72460) of our report dated February 14, 1997, on our audits of the consolidated financial statements and financial statement schedules of Pegasus Gold Inc. as at December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995, and 1994, which report is included in this Annual Report on Form 10-K.


/s/ Coopers & Lybrand
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Coopers & Lybrand
Chartered Accountants
Vancouver, B.C., Canada
March 24, 1997